                                                                October 12, 1994

Board of Directors
Burlington Northern Inc.
3800 Continental Plaza
777 Main Street
Fort Worth, TX 76102-5384

  Re: Registration Statement on Form S-4 Containing the Joint Proxy
      Statement/Prospectus of Burlington Northern Inc. and Santa Fe Pacific Corporation

Gentlemen and Madame:

  Attached is our opinion letter dated October 12, 1994 with respect to the proposed merger of Burlington Northern Inc. and Santa Fe Pacific Corporation.

  The foregoing opinion letter has been furnished for the information and assistance of the Board of Directors of Burlington Northern Inc. in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part of any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

  In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary--Opinions of Financial Advisors" and "Opinions of Financial Advisors--Opinion of Lazard" and to the inclusion of the foregoing opinion in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          LAZARD FRERES & CO.